TEGNA Inc.
Financial Guidance Updates

Following TEGNA's closing of the Nexstar/Tribune station acquisitions, TEGNA updated its full-year 2019 key guidance as follows:

Including All Acquisitions
Full Year 2019 Key Guidance Metrics	Stand alone(1)	As Reported(2)
Subscription Revenue	+ mid-teens percent	+ high-teens percent
Corporate Expenses	approximately $45 million	approximately $45 million
Depreciation	$55 - 60 million	$61 - 63 million
Amortization	approximately $35 million	TBD(3)
Interest Expense	$190 - 195 million	$203 - 205 million (4)
Total Capital Expenditures	$70 - 75 million	$82 - 84 million
Non-Recurring Cap Ex (includes spectrum repack, corporate headquarters and KHOU relocations)	$35 - $40 million	$40 - $45 million
Effective Tax Rate	23 - 25%	23 - 25%
Leverage Ratio	approximately 4.0x	4.9x
Free Cash Flow as a % of est. 2018/19 Revenue	increased to 18 - 19%	18 - 19%
Free Cash Flow as a % of est. 2019/20 Revenue	18 - 19%	18 - 19%

(1) Includes only legacy TEGNA business and television stations WTOL and KWES acquired on January 2, 2019.
(2) Includes legacy TEGNA business and multicast networks Justice and Quest, Dispatch stations and Nexstar/Tribune station acquisitions subsequent to their acquisition dates.
(3) This will be updated upon completion of appraisals of the assets and liabilities related to the new acquisitions.
(4) Includes interest related to our $1.1 billion ten-year 5.0% coupon bond offering completed in September.